Free Writing Prospectus pursuant to Rule 433 dated July 30, 2024

Registration Statement No. 333-269296

Market Linked Securities — Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Technology Sector Index due March 5, 2026

Summary of Terms		Hypothetical Payout Profile*

Underlier Performance
Security Performance
150%
100%
50%
23.55%
0%
-50%
-100%
Hypothetical pre-tax total rate of return
150% of Underlier return to maximum
20% Contingent downside protection
-100%
-50%
-20%
0%
15.70%
50%
100%
Hypothetical underlier return

Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:	the Nasdaq-100 Technology Sector Index (the “underlier”)
Pricing date:	expected to be August 30, 2024
Issue date:	expected to be September 5, 2024
Calculation day:	expected to be March 2, 2026
Stated maturity date:	expected to be March 5, 2026
Starting level:	the closing level of the underlier on the pricing date
Ending level:	the closing level of the underlier on the calculation day
Underlier return:	ending level – starting level starting level
Maximum return:	at least 23.55% of the face amount per security (at least $235.50 per security)
Upside participation rate:	150%

* assumes a maximum return of 23.55% of the face amount per security ($235.50 per security).

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the underlier and will lose more than 20%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated July 29, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 29, 2024
●
WFS product supplement no. 3 dated February 24, 2023
●
July 2024 Nasdaq-100 Technology Sector Index supplement dated July 25, 2024
●
Underlier supplement no. 40 dated June 24, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Threshold level:	80% of the initial underlier level
Threshold amount:	20%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return;

•
if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or
•
if the ending level is less than the threshold level:

$1,000 + [$1,000 × underlier return]

Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

CUSIP:	40058EHD1
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.25% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 40, July 2024 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 40, July 2024 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 40, July 2024 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Underlier
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Underlier, Which May Have an Adverse Effect on the Level of the Underlier and on Your Securities
▪
The Underlier is Concentrated in the Technology Industry and Does Not Provide Diversified Exposure
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers – Nasdaq-100 Technology Sector Index” on page S-71 of the accompanying underlier supplement no. 40.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.